Exhibit 99.1

                  [Willow Grove Bancorp, Inc. Letterhead]


Press Release                           FOR IMMEDIATE RELEASE
                                        Contact:  Frederick A. Marcell Jr., CEO
                                        Christopher E. Bell, CFO
                                        Telephone:  215-646-5405

                   WILLOW GROVE BANCORP, INC. ANNOUNCES
                        THIRD QUARTER RESULTS, AND
              DECLARATION OF CASH DIVIDEND OF $.08 PER SHARE

     Maple Glen, Pennsylvania - (April 23, 2003) Willow Grove Bancorp, Inc. (the "Company") (Nasdaq/NMS: WGBC), the holding company for Willow Grove Bank (the "Bank"), reported net income of $1.9 million, or $0.18 diluted earnings per share, for the quarter ended March 31, 2003. This compares to net income of $1.4 million, or $0.12 diluted earnings per share, for the quarter ended March 31, 2002. Net income for the nine-month period ended March 31, 2003 was $5.7 million, or $0.52 diluted earnings per share, compared to net income of $3.9 million, or $0.35 diluted earnings per share, for the comparable nine-month period ended March 31, 2002. Prior period per share amounts have been adjusted for the Company's exchange and additional share issuance in connection with our conversion and reorganization (the "Conversion and Reorganization") completed on April 3, 2002. Mr. Frederick A. Marcell Jr., President and CEO of the Company stated: "We are very pleased with our results for the March quarter, especially in light of the unsettled economy and the challenges presented by historically low interest rates. Our business strategy of providing our customers with efficient, friendly service continues to produce strong results as both core deposits and loans grew solidly during the quarter. We are also pleased to be able to recognize the value and support of our shareholders and our capital strength with an $.08 quarterly dividend and the recent announcement of our stock repurchase program."
     Net interest income for the three-month and nine-month periods ended March 31, 2003 was $7.0 million, and $21.4 million, respectively. This compares favorably to $5.7 million and $16.7 million in net interest income for the respective prior comparable periods. For the three-month period ended March 31, 2003, net interest income grew primarily as a result of increased balances in average interest-earning assets which more than offset the reduction in average yield on interest-earning assets.
For the nine-month period ended March 31, 2003, net interest income grew primarily as a result of the combination of increased balances in average interest-earning assets and a reduction in interest rates paid on average

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interest-bearing liabilities. The Company's net interest margin decreased five basis points to 3.59% for the three months ended March 31, 2003 compared to 3.64% for the three months ended March 31, 2002. The decrease in net interest margin primarily was a result of the reduction in average yield on interest-earning assets. The net interest margin increased 12 basis points to 3.68% for the nine months ended March 31, 2003 from 3.56% for the nine months ended March 31, 2002. The increase in net interest margin in the nine month period was primarily a result of an increase in net interest income.
     The Company's provision for loan losses for the three months and nine months ended March 31, 2003 was $110,000 and $862,000, respectively. This compares to $100,000 and $1.1 million, respectively, for the corresponding prior fiscal year periods. Provisions for loan losses are based primarily upon the Company's regular review of the credit quality of its loan portfolio, the net charge-offs during the period and other factors.
     Non-interest income increased $794,000, or 141.5% to $1.4 million for the three-month period ended March 31, 2003 compared to $561,000 for the similar prior fiscal year period. Non-interest income increased $445,000, or 21.7% to $2.5 million for the nine-month period ended March 31, 2003 compared to $2.1 million for the similar prior fiscal year period. The increases were primarily a result of the Company's increase in gains on sales of securities during the third quarter of fiscal 2003. As part of its ongoing asset/liability management planning, the Company sold $20.1 million of investment securities at a gain of $650,000, which were in management's opinion, subject to high prepayment risk and could decrease in value as prepayment speeds and call provisions continued to accelerate.
     Non-interest expense increased $1.2 million, or 28.2% to $5.3 million for the three-month period ended March 31, 2003 compared to $4.2 million for the similar prior year period. Non-interest expense increased $2.7 million, or 23.0% to $14.5 million for the nine-month period ended March 31, 2003 compared to $11.8 million for the similar prior year period. For the three-month and nine-month periods ended March 31, 2003 the increases were primarily a result of general increases in compensation and benefits expenses, an increase in our personnel costs due to the opening of our thirteenth and fourteenth banking offices in April 2002 and January 2003, respectively, increased employee stock ownership plan ("ESOP"), Recognition and Retention Plan ("RRP") expenses and penalties associated with the prepayment of longer term Federal Home Loan Bank ("FHLB") advances. ESOP expense increased $282,000, or 464.3% to $343,000 for the three months ended March 31, 2003 compared to ESOP expense of
$61,000 for the three months ended March 31, 2002.   ESOP expense
increased $549,000, or 343.1% to $709,000 for the nine months ended March 31, 2003 compared to ESOP expense of $160,000 for the similar prior year period. The increase in ESOP expense for the three-month and nine-month periods ended March 31, 2003 was primarily the result of stock price appreciation, as well as the increased number of shares in the ESOP due to the Conversion and Reorganization. The RRP expense increased $131,000, or 321.3% to $171,000 for the three months ended March 31, 2003 compared to RRP expense

                                                              Page 2 of 5



of $41,000 for the three months ended March 31, 2002 due to shares allocated from the 2002 RRP Trust. The RRP expense increased $185,000, or 151.6% to $307,000 for the nine months ended March 31, 2003 compared to RRP expense of $122,000 for the similar prior year period. During, the three and nine months ended March 31, 2003, the Company incurred a prepayment penalty of $538,000 as a result of the payoff of $5.0 million in longer-term higher cost FHLB advances compared to no penalties in the respective prior year periods. Occupancy costs also increased due to the operation of our thirteenth and fourteenth banking offices. Additionally, other expenses increased due to general increases in back office operations.
     Total assets amounted to $829.4 million at March 31, 2003, an increase of $69.6 million, or 9.2% from June 30, 2002. The increase in assets primarily resulted from securities available-for-sale and held to maturity increasing a combined $22.6 million, or 8.4% as a result of the investment of proceeds received in the Company's Conversion and Reorganization, and certain leverage strategies funded by FHLB advances.
Net loans increased $18.6 million, or 4.2%, from $443.9 million at June
30, 2002 to $462.4 million at March 31, 2003 due to an increase in consumer, home equity, commercial business and commercial and multi-family real estate loan portfolios. During the third quarter of fiscal 2003, commercial and multi-family real estate loans increased $20.4 million, or 15.2%, and commercial business loans increased $2.2 million, or 11.7%. Partially offsetting these increases was a decline of $4.0 million, or 2.2% in single-family residential loans. Total liabilities amounted to $703.1 million at March 31, 2003, an increase of $67.6 million, or 10.6% from June 30, 2002. Deposits increased $35.7 million, or 6.7%, to $565.4 million, with core deposits increasing $28.7 million, or 12.8%, to $252.6 million, while borrowings increased $32.5 million, or 33.2% from June 30, 2002. Total stockholders' equity increased $2.0 million to $126.3 million at March 31, 2003. The change in stockholders' equity was primarily the result of the combination of $5.7 million in net income and accumulated other comprehensive income of $674,000, net of taxes, which was partially offset by the purchase of shares in the open market for the Company's 2002 RRP Plan totaling $3.2 million, which are recorded as a contra-equity account, and dividend payments of $2.5 million during the nine months ended March 31, 2003.
     The Company also announced that its Board of Directors, at its April 22, 2003 meeting, declared a $.08 cash dividend on each share of common stock of the Company payable on May 23, 2003 to stockholders of record at the close of business on May 6, 2003.
     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

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     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2002, and its other periodic and current reports filed thereafter describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.







































                                                               Page 4 of 5




                                             WILLOW GROVE BANCORP, INC.
                                  (Unaudited Selected Financial and Other Data)



                                                         At March 31, 2003            At June 30, 2002
                                                         ------------------------ --------------------
Selected Financial Condition Data(1):                    (Dollars in thousands, except per share data)
-------------------------------------
Total assets                                                    $829,394                 $759,806
Cash and cash equivalents                                         54,070                   31,986
Loans receivable, net                                            462,426                  443,855
Loans held for sale                                                3,110                    1,574
Securities available-for-sale                                    273,891                  254,687
Securities held to maturity                                       17,322                   13,973
Deposits                                                         565,417                  529,752
FHLB advances                                                    130,276                   97,824
Stockholders' equity                                             126,324                  124,369
Book value per diluted common share                                11.77                    11.72




                                                           Three Months Ended                   Nine Months Ended
                                                    ---------------------------------------------------------------------
                                                    March 31, 2003    March 31, 2002     March 31, 2003    March 31, 2002
                                                    ---------------------------------------------------------------------
                                                     (Dollars in thousands, except         (Dollars in thousands, except
Selected Operating Statement Data(1):                       per share data)                       per share data)
-------------------------------------
Interest income                                           $11,484        $10,649              $35,772         $33,181
Interest expense                                            4,524          4,913               14,381          16,484
Net interest income                                         6,960          5,736               21,391          16,697
Provision for loan losses                                     110            100                  862           1,094
Total non-interest income                                   1,355            561                2,499           2,054
Total non-interest expense                                  5,325          4,154               14,548          11,831
Income tax expense                                            943            655                2,804           1,917
Net income                                                  1,937          1,388                5,676           3,909
Diluted earnings per share                                   0.18           0.12                 0.52            0.35

Selected Other Data(1):
Average yield interest-earning assets (2)                   5.86%          6.71%                6.13%           7.06%
Average cost interest-bearing liabilities (2)               2.93%          3.70%                3.12%           4.18%
Average interest rate spread (2)                            2.93%          3.01%                3.01%           2.88%
Return on average assets (2)                                0.97%          0.85%                0.95%           0.80%
Return on average equity (2)                                6.37%          8.85%                6.13%           8.32%
Net interest margin (2)                                     3.59%          3.64%                3.68%           3.56%
Ratio of non-performing assets
  to total assets at period end                             0.49%          0.71%                0.49%           0.71%
Ratio of non-performing loans
  to total loans at period end                              0.78%          1.19%                0.78%           1.19%
Ratio of allowance for loan loss
  to total loans at period end                              1.09%          1.06%                1.09%           1.06%
Ratio of allowance for loan loss
  to non-performing loans at period end                   139.37%         89.25%              139.37%          89.25%
Efficiency ratio                                           64.04%         65.97%               60.90%          63.10%
Full service banking offices at period end                     14             12                   14              12


(1) The Company completed its Conversion and Reorganization on April 3, 2002. Information for the period prior to such date is for the former "mid-tier holding company," a Federally chartered corporation which also was known as Willow Grove Bancorp, Inc. All per share amounts for periods prior to April 3, 2002 have been adjusted to reflect the additonal shares issued in the Conversion and Reorganization.
(2) Annualized for the three months and nine months ended March 31, 2003 and 2002.

#####

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